Exhibit 99.1
NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-10-30
THE GEO GROUP ANNOUNCES RETIREMENT OF PRESIDENT
AND CHIEF OPERATING OFFICER, WAYNE H. CALABRESE
Boca Raton, Fla. — August 26, 2010 — The GEO Group (NYSE:GEO) (“GEO”) announced today that Wayne H. Calabrese, GEO’s Vice Chairman, President and Chief Operating Officer will retire effective December 31, 2010 after more than 21 years of service with GEO. Mr. Calabrese, who will turn 60 years old in November 2010, joined GEO as Vice President of Business Development in 1989 and has served in a range of increasingly senior operating and business development positions since that time. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple.
Mr. Calabrese’s business development and oversight responsibilities will be reassigned throughout GEO’s senior management team and existing corporate structure, and Mr. Calabrese will continue to provide assistance to GEO pursuant to the terms of a consulting agreement beginning January 3, 2011.
In announcing his retirement, Mr. Calabrese said, “Our merger with Cornell Companies has now closed, and we have a new generation of talented and focused leaders who are eager to meet the challenges of assimilating our newly acquired facilities and growing our business in the coming months and years. Working for GEO has been the honor of a lifetime. Under the leadership of our Chairman and CEO, George Zoley, we have built a company and a corporate culture that I am confident will stand the test of time.”
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO said, “We have been very fortunate to have counted Wayne Calabrese as a member of our senior management team for over 21 years. His contributions to our company and his professionalism, dedication, and knowledge have been unmatched. Mr. Calabrese has decided to retire at the end of this year but will continue to provide assistance to GEO on a consulting basis. His day-to-day responsibilities will be reassigned throughout our senior management team and existing corporate structure, which is comprised of our three business units of U.S. Corrections, GEO Care and International Services.”
The GEO Group is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of approximately 81,000 beds at 119 correctional, detention and residential treatment facilities, including projects under development.
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations

NEWS RELEASE
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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Contact: Pablo E. Paez	1-866-301-4436
Director, Corporate Relations